Exhibit 99.2
For more information:
Jennifer Straumins, 317-328-5660
jennifer.straumins@calumetspecialty.com
FOR IMMEDIATE RELEASE
Calumet Specialty Products Partners, L.P. Announces
$200 Million Private Placement of 9 3/8% Senior Notes due 2019
     Indianapolis, IN (September 7, 2011) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today that, subject to market conditions, they intend to offer for sale in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers $200 million in aggregate principal amount of 9 3/8% senior unsecured notes due 2019.
     The net proceeds from the private placement will be deposited into escrow pending completion of Calumet’s previously announced acquisition of the Superior, Wisconsin refinery and associated operating assets and inventories and related businesses from Murphy Oil Corporation (the “Superior Acquisition”). Upon release of the net proceeds from escrow at the closing of the Superior Acquisition, Calumet intends to use such net proceeds to fund a portion of the purchase price and related expenses of the Superior Acquisition.
     The Superior Acquisition is expected to close by the end of the third quarter, assuming all conditions to closing the Superior Acquisition have been satisfied. The private placement is not a condition to the closing of the Superior Acquisition. If the closing of the Superior Acquisition does not occur within 90 days of closing the private placement, or if the asset purchase agreement regarding the Superior Acquisition is terminated at any time within such 90 days, then the escrowed funds will be applied to the mandatory redemption of the notes at a price equal to (i) 100% of the initial offering price of the notes, if they are so mandatorily redeemed within 60 days of closing the private placement, or (ii) 101% of the initial offering price of the notes, if they are so mandatorily redeemed after such 60 days, in each case, plus accrued and unpaid interest to the redemption date.
     The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

     This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.
     This press release includes statements regarding this private placement that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.